Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Vice President-Investor Relations	Vice President-Corporate Communications
	(972) 580-6360	(972) 580-6353

MERITAGE HOMES REPORTS FIRST QUARTER 2010 RESULTS

MARGIN IMPROVEMENT DRIVES RETURN TO PROFITABILITY

SALES SHOW THIRD QUARTERLY INCREASE OVER PRIOR YEAR

FIRST QUARTER 2010 SELECTED RESULTS (COMPARISONS TO FIRST QUARTER 2009):

•	Generated pre-tax earnings of $2.8M after $0.5M of impairments, marking the first quarter of positive pre-tax earnings since the housing downturn began

•	Improved home closing gross margin to 18.9% from 7.5% in prior year (19.2% and 12.0% excluding impairments)

•	Increased net sales orders to 1,064 homes, 8% over 1Q09 and 71% higher than the fourth quarter of 2009, and grew backlog value by 24% at quarter-end

•	Achieved 23% greater sales per community over the prior year

•	Opened 16 new communities for sales in the first quarter

•	Contracted for approximately 1,600 new lots representing 15 new communities, ending with 3.4 years supply of lots

•	Reduced net debt/capital ratio to 26% from 35% the prior year

Scottsdale, Ariz. (April 28, 2010) – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced first quarter results for the period ended March 31, 2010.

Summary Operating Results (unaudited)

(Dollars in millions, except per share amounts)

	As of and for the Three Months Ended March 31,
	2010	2009	%Chg
Homes closed (units)	808	932	-13%
Home closing revenue	$200,582	$230,978	-13%

Sales orders (units)	1,064	987	8%
Sales order value	$268,468	$232,123	16%

Ending backlog (units)	1,351	1,336	1%
Ending backlog value	$355,419	$339,176	5%

Net earnings/(loss) — including impairments	$2,660	$(18,355)	n/m
Adjusted pre-tax earnings/(loss)* — excluding impairments	$3,323	$(7,801)	n/m

Diluted EPS (including impairments)	$0.08	$(0.60)	n/m

*	see non-GAAP reconciliation of net earnings/(loss) to adjusted pre-tax earnings/(loss) on “Operating Results” statement

MTH 1Q10 RESULTS / 2

NET EARNINGS

Meritage reported a profitable quarter with net earnings of $3 million or $0.08 per diluted share for the first quarter of 2010, compared to a net loss of $18 million or ($0.60) per diluted share in the first quarter of 2009. The 2009 results included $10 million of pre-tax charges due to real estate-related impairments, with only $0.5 million dollars of such charges in 2010. The first quarter results included a $2.4 million gain from a legal settlement in 2010 and a $2.8 million gain on early extinguishment of debt in 2009. It was the first quarter in three years since the downturn in the housing market began that Meritage has reported a pre-tax profit.

“Our number one goal for 2010 was to return to profitability as soon as possible, and we are very pleased to have achieved this in the first quarter, largely driven by our improved margins on home closings,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “As our results continue to improve, our successes in reducing costs, redesigning our homes and positioning the right product in the right communities are becoming more evident. Approximately 19% of our first quarter 2010 closings and related revenue were in our newer communities, nearly double the level of two quarters ago, and we expect it to be approximately 35-40% by the end of this year.

“Our margins on homes closed in these new communities were approximately 600 basis points higher than those we earned in our older communities. Even in our older communities, we achieved average pre-impairment margins that were 400 basis points higher this quarter than they were a year ago, as a result of operational improvements and reduced incentives.”

First quarter total home closing gross margin improved to 18.9% in 2010, from 7.5% in 2009. Excluding impairments from the cost of sales, comparative gross margins were 19.2% and 12.0% for 2010 and 2009, respectively. Meritage generated $38 million in gross profit on homes closed in the first quarter 2010, more than double the $17 million gross profit in the prior year.

Meritage had 12% fewer active communities at March 31, 2010 than one year earlier, which contributed to 13% lower home closings and closing revenue in the first quarter 2010 compared to 2009. Sixteen new communities were opened for sales in the first quarter, and management expects to open more than 20 new communities over the next six months.

SALES IMPROVE

First quarter 2010 net orders increased by 8% year-over-year to 1,064 sales, compared to 987 in 2009, led by gains of 113% in California and 39% in Arizona, as well as meaningful increases in Colorado and Florida. Meritage’s first quarter company-wide order cancellation rate fell to 18% in 2010 from 26% in 2009. Sales in Texas were 12% lower year over year, primarily due to 16% fewer actively selling communities.

Company-wide average sales per community increased by approximately 23% to 7.0 in the first quarter of 2010 from 5.7 in the same period last year. The increased sales pace was primarily related to new communities opened in late 2009, as well as improved selling conditions in most of Meritage’s markets.

“While the overall housing market has improved nominally, we believe our success has been primarily driven by our acquisitions of new communities and pricing strategies based on robust market research, in addition to the appeal of our Simply Smart™ series, ENERGY STAR® qualified homes and our promise of a 99-day

MTH 1Q10 RESULTS / 3

guaranteed delivery of a new home,” said Mr. Hilton. “We believe we’re positioned well within our markets relative to both resales and new homes, and are excited about the advances we’re making that allow us to offer our customers a more energy-efficient home that fits their lifestyle at affordable and competitive prices.”

Ending backlog with a total value of $355 million increased sequentially by 24% in the first quarter of 2010, after 74% of homes in beginning backlog were converted to closings during the quarter. Assuming a similar conversion rate continues due to Meritage’s shortened cycle times, management expects revenue growth and positive year-over-year comparisons to continue over the next couple of quarters.

CASH FLOW AND BALANCE SHEET

Meritage generated $44 million of cash flow from operations, driven by $91 million in tax refunds received during the first quarter of 2010 offset partially by $59 million used to purchase approximately 1,100 lots during the quarter. The Company ended the quarter with $435 million in cash and cash equivalents, restricted cash and short-term investments, which led to a reduced net debt to total capital ratio of 26% at March 31, 2010, compared to 35% at March 31, 2009.

“We acquired new communities in healthier sub-markets identified by our proprietary market research, at prices we believe will allow us to earn near-normal margins and attractive returns,” said Mr. Hilton. “We have contracted for more than 5,500 new lots since the beginning of 2009, and now control approximately 13,000 total lots equivalent to a 3.4 year supply based on trailing twelve months closings.”

At March 31, 2010, Meritage owned 78% of its lots under control. By comparison, the Company controlled approximately 15,000 lots at March 31, 2009, with 55% of those lots owned. Approximately 40% of Meritage’s owned lots were contracted for within the last 15 months at prices substantially lower than lots purchased prior to that time.

“We have successfully transitioned from more than 90% optioned lots at our peak to nearly 80% owned currently, and have already deployed the capital required to support the transition,” said Mr. Hilton.

In April 2010, Meritage issued $200 million of 7.15% senior notes due in 2020 and will use the proceeds to retire its $130 million outstanding principal amount of notes due in 2014 and repurchase $65 million of its 2015 notes through tender offers that expire on May 3, 2010. The transactions effectively extend the maturity of Meritage’s long-term debt at attractive rates for an additional five to six years, and management currently estimates that the Company will recognize a $3.2 million loss on early extinguishment of debt in the second quarter of 2010.

SUMMARY

“We have made great strides in executing on the strategic initiatives we undertook last year, and our improved results are evidence of our successes,” said Mr. Hilton.

“We have built a strong balance sheet that provides a solid foundation for future growth. We have reduced our direct costs while maintaining our average prices and expanding our margins back to near-normal levels. We have increased our sales velocity with redesigned homes in new communities and believe we can add significant volume without adding significantly to our overhead, with the potential to grow our bottom line faster than our top line.

“With our new Simply Smart™ series of affordable homes, 100% ENERGY STAR® qualification in every home we build, and our 99-day completion guarantee that is gaining traction with home buyers and realtors, we can offer all the advantages of a new home built to suit our buyer’s lifestyle, at prices comparable to used homes and payments competitive with rents.”

MTH 1Q10 RESULTS / 4

In conclusion, Mr. Hilton said, “It is satisfying to report that we returned to profitability this quarter, and I believe we’re well-positioned to grow profits going forward. I am confident in our strategy and the determination of our people to make Meritage successful.”

CONFERENCE CALL

Management will host a conference call to discuss these results on Thursday, April 29, 2010 at 10:30 a.m. Eastern Time (7:30 a.m. Pacific Time.) The call will be webcast by Business-to-Investor, Inc. (B2i), with an accompanying slideshow on the “Investor Relations” page of the Company’s web site at http://investors.meritagehomes.com. For telephone participants, the dial-in number is 877-485-3104 with a passcode of “Meritage” Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 12:00 p.m. ET, April 29, 2010 on the website noted above, or by dialing 877-660-6853, and referencing passcode 348949.

MTH 1Q10 RESULTS / 5

Meritage Homes Corporation and Subsidiaries

Operating Results

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Operating results
Home closing revenue	$200,582	$230,978
Land closing revenue	1,222	160

Total closing revenue	201,804	231,138
Home closing gross profit	37,998	17,350
Land closing gross profit/(loss)	258	(28)

Total closing gross profit	38,256	17,322

Commissions and other sales costs	(17,222)	(19,145)
General and administrative expenses	(14,693)	(13,869)
Interest expense	(8,295)	(8,330)
Other income, net (1)	4,735	5,753

Earnings/(loss) before income taxes	2,781	(18,269)
Provision for income taxes	(121)	(86)

Net earnings/(loss)	$2,660	$(18,355)

Earnings/(loss) per share
Basic:
Earnings/(loss) per share	$0.08	$(0.60)
Weighted average shares outstanding	31,940	30,808

Diluted:
Earnings/(loss) per share	$0.08	$(0.60)
Weighted average shares outstanding	32,197	30,808
Non-GAAP Reconciliations:
Total closing gross profit	$38,256	$17,322
Add real estate-related impairments:
Terminated lot options and land held for sale	—	1,234
Impaired projects	542	9,234

Adjusted closing gross profit	$38,798	$27,790

Earnings/(loss) before income taxes	$2,781	$(18,269)
Add real estate-related impairments:
Terminated lot options and land held for sale	—	1,234
Impaired projects	542	9,234

Adjusted earnings/(loss) before income taxes	$3,323	$(7,801)

(1)	Other income includes a $2.8 million gain on early extinguishment of debt in the first quarter 2009, and a $2.4 million legal settlement award in the first quarter of 2010.

MTH 1Q10 RESULTS / 6

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31, 2010	December 31, 2009
Assets:
Cash and cash equivalents	$242,680	$249,331
Investments and securities	175,723	125,699
Restricted cash	16,244	16,348
Income tax receivable	1,853	92,509
Other receivables	21,633	22,934
Real estate (1)	724,722	675,037
Investments in unconsolidated entities	11,524	11,882
Option deposits	10,772	8,636
Other assets	35,487	40,291

Total assets	$1,240,638	$1,242,667

Liabilities and Equity:
Accounts payable, accrued liabilities, Home buyer deposits and other liabilities	$144,910	$152,233
Senior notes	479,176	479,134
Senior subordinated notes	125,875	125,875

Total liabilities	749,961	757,242
Total stockholders’ equity	490,677	485,425

Total liabilities and equity	$1,240,638	$1,242,667

(1) Real estate – Allocated costs:
Homes under contract under construction	$149,293	$114,769
Finished homesites and homesites under development	405,420	407,592
Unsold homes, completed and under construction	88,157	73,442
Model homes	35,451	37,601
Land held for development or sale	46,401	41,633

Total allocated costs	$724,722	$675,037

Supplemental Information and Non-GAAP Financial Disclosures (In thousands – unaudited):

	Three Months Ended March 31,		As of and for the Twelve Months Ended March 31,
	2010	2009	2010	2009
Interest amortized to cost of sales	3,218	6,662	17,820	33,526
Interest expensed	8,295	8,330	36,496	26,323
Depreciation and amortization	1,947	2,425	8,365	14,746

Net debt-to-capital:
Notes payable and other borrowings	$605,051	$622,421
Less: cash and cash equivalents, restricted cash, and investments and securities	(434,647)	(344,399)

Net debt	170,404	278,022
Stockholders’ equity	490,677	513,539

Capital	$661,081	$791,561
Net debt-to-capital	25.8%	35.1%

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Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Net earnings/(loss)	$2,660	$(18,355)
Real-estate related impairments	542	10,468
Equity in earnings from JVs (including impairments) and distributions of JV earnings, net	537	958
Net (increase)/decrease in real estate and deposits	(50,982)	77,848
Other operating activities	91,180	67,700

Net cash provided by operating activities	43,937	138,619

Payments to purchase investments and securities	(50,024)	—
Reductions in restricted cash	104	—
Other financing activities	(2,003)	(143)

Cash used in investing activities	(51,923)	(143)

Proceeds from issuance of common stock, net	1,335	—

Net cash provided by financing activities	1,335	—

Net (decrease)/increase in cash	(6,651)	138,476
Beginning cash and cash equivalents	249,331	205,923

Ending cash and cash equivalents(1)	$242,680	$344,399

(1)	Ending cash and cash equivalents as of March 31, 2010 excludes investments and securities and restricted cash totaling $192 million.

MTH 1Q10 RESULTS / 8

Meritage Homes Corporation and Subsidiaries

Operating Data

(Dollars in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2010		2009
	Homes	Value	Homes	Value
Homes Closed:
California	105	$37,085	92	$33,424
Nevada	22	4,319	38	8,868

West Region	127	41,404	130	42,292

Arizona	168	33,952	198	41,660
Texas	428	101,359	516	123,365
Colorado	30	8,621	39	11,874

Central Region	626	143,932	753	176,899

Florida	55	15,246	49	11,787

East Region	55	15,246	49	11,787

Total	808	$200,582	932	$230,978

Homes Ordered:
California	115	$41,129	54	$21,853
Nevada	25	4,745	26	5,388

West Region	140	45,874	80	27,241

Arizona	233	48,008	168	32,295
Texas	573	139,908	648	148,899
Colorado	41	12,543	26	8,483

Central Region	847	200,459	842	189,677

Florida	77	22,135	65	15,205

East Region	77	22,135	65	15,205

Total	1,064	$268,468	987	$232,123

Order Backlog:
California	99	$38,366	49	$22,339
Nevada	17	3,097	13	2,973

West Region	116	41,463	62	25,312

Arizona	212	46,165	160	32,846
Texas	860	220,112	1,019	255,689
Colorado	50	15,378	31	9,874

Central Region	1,122	281,655	1,210	298,409

Florida	113	32,301	64	15,455

East Region	113	32,301	64	15,455

Total	1,351	$355,419	1,336	$339,176

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Meritage Homes Corporation and Subsidiaries

Operating Data

(unaudited)

	Three Months Ended March 31, 2010		Three Months Ended March 31, 2009
	Beg.	End	Beg.	End
Active Communities:
California	7	9	12	9
Nevada	6	5	12	12

West Region	13	14	24	21

Arizona	26	32	31	28
Texas	98	83	109	107
Colorado	6	7	3	3

Central Region	130	122	143	138

Florida	10	13	11	11

East Region	10	13	11	11

Total	153	149	178	170

About Meritage Homes Corporation

The year 2010 marks the 25th Anniversary of Meritage Homes Corporation, the 9th largest homebuilder in the U.S. based on homes closed. Meritage offers a variety of homes across the Southern and Western states designed to appeal to a wide range of home buyers, including first-time, move-up, luxury and active adult buyers, with base prices starting from under $100,000. As of March 31, 2010, the Company had 149 actively selling communities in 12 metropolitan areas including Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando, and the East Bay/Central Valley and Inland Empire of California. Meritage Homes and its predecessor companies have delivered more than 65,000 homes since the Company was founded in 1985.

Meritage Homes is listed on the NYSE under the symbol MTH.

For more information about the Company, visit http://investors.meritagehomes.com

Click here to join our email alert list: http://www.b2i.us/irpass.asp?BzID=1474&to=ea&s=0

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include: Meritage’s expectations of increasing sales and revenue from new communities, and that those communities will enable the Company to earn near-normal margins and attractive returns, and to grow profits; that the Company is positioned well within its markets relative to both resales and other new home builders; the number of communities Meritage expects to open in the next six months and the percentage of closings expected from newer communities; the amount of expense associated with the Company’s refinancing transactions in the second quarter of 2010; and that Meritage’s strategy will lead to future success. Such statements are based upon the current beliefs and expectations of Company management

MTH 1Q10 RESULTS / 10

and current market conditions, which are subject to significant risks and uncertainties as set forth in our Form 10-K for the year ended December 31, 2009 under the caption "Risk Factors," and updated in our subsequent Quarterly Reports on Form 10-Q. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the Company's stock and note prices may fluctuate dramatically. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

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